EXHIBIT 99.1

Ultra Petroleum Responds to Make-Whole Ruling

Company’s Litigation Reserve Ensures No Financial Impact

HOUSTON, Sept. 22, 2017 (GLOBE NEWSWIRE) -- Ultra Petroleum Corp. (NASDAQ:UPL) confirmed that late yesterday, the bankruptcy court overseeing its earlier restructuring proceedings denied the Company’s objection to certain make-whole and post-petition interest claims that remained following its emergence from chapter 11.

"We are disappointed and strongly disagree with the ruling.  We are reviewing the opinion with our legal counsel and are considering all of our options, including an immediate appeal," said Michael D. Watford, President, Chairman and CEO.

Amounts potentially payable as a result of this ruling were previously set aside in a restricted account in mid-April. As a result, even if the ruling stands, there will be no financial or liquidity impact to the company as all amounts were previously fully reserved.

About Ultra Petroleum

Ultra Petroleum Corp. is an independent energy company engaged in domestic natural gas and oil exploration, development and production. The company is listed on NASDAQ and trades under the ticker symbol “UPL”. Additional information on the company is available at www.ultrapetroleum.com.

This news release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Any statement, including any opinions, forecasts, projections or other statements, other than statements of historical fact, are or may be forward-looking statements. Although the company believes the expectations reflected in any forward-looking statements herein are reasonable, we can give no assurance that such expectations will prove to have been correct and actual results may differ materially from those projected or reflected in such statements. Certain risks and uncertainties inherent in our business as well as risks and uncertainties related to our operational and financial results are set forth in our filings with the SEC, particularly in the section entitled “Risk Factors” included in our most recent Annual Report on Form 10-K for the most recent fiscal year, our most recent Quarterly Reports on Form 10-Q, and from time to time in other filings made by the company with the SEC. Some of these risks and uncertainties include, but are not limited to, increased competition, the timing and extent of changes in prices for oil and gas, particularly in the areas where we own properties, conduct operations, and market our production, as well as the timing and extent of our success in discovering, developing, producing and estimating oil and gas reserves, weather and government regulation, the availability of oil field services, personnel and equipment. Our SEC filings are available upon written request to Ultra Petroleum Corp. at 400 North Sam Houston Parkway East, Suite 1200, Houston, Texas 77060 (Attention: Investor Relations) or on our website (www.ultrapetroleum.com) or from the SEC on their website at www.sec.gov or by telephone request at 1-800-SEC-0330.

For further information contact:
Sandi Kraemer
Director, Investor Relations
Phone: 281-582-6613
Email: skraemer@ultrapetroleum.com